Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our September 30, 2017 condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (our September 30, 2017 Quarterly Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our September 30, 2017 Quarterly Report and our 10-K. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to the September 30, 2017 condensed consolidated financial statements included in our September 30, 2017 Quarterly Report.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,579.1	$531.0	$—	$2,110.1
Trade receivables, net	1,399.3	541.1	(1.7)	1,938.7
Derivative instruments	335.2	10.0	—	345.2
Prepaid expenses	177.3	81.2	—	258.5
Other current assets	388.9	191.7	(31.3)	549.3
Total current assets	3,879.8	1,355.0	(33.0)	5,201.8
Investments	6,709.1	97.7	—	6,806.8
Property and equipment, net	19,498.4	4,052.3	—	23,550.7
Goodwill	19,062.1	5,848.4	—	24,910.5
Intangible assets subject to amortization, net	2,087.3	1,227.0	—	3,314.3
Other assets, net	5,530.4	1,230.8	—	6,761.2
Total assets	$56,767.1	$13,811.2	$(33.0)	$70,545.3

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,009.5	$280.3	$(8.4)	$1,281.4
Deferred revenue and advance payments from subscribers and others	1,005.3	189.0	—	1,194.3
Current portion of debt and capital lease obligations	4,014.6	254.1	—	4,268.7
Accrued capital expenditures	695.3	64.6	—	759.9
Accrued income taxes	498.3	29.4	—	527.7
Accrued interest	360.1	65.8	—	425.9
Other accrued and current liabilities	2,017.3	536.9	(24.6)	2,529.6
Total current liabilities	9,600.4	1,420.1	(33.0)	10,987.5
Long-term debt and capital lease obligations	37,643.0	6,084.0	—	43,727.0
Other long-term liabilities	2,633.2	1,195.3	—	3,828.5
Total liabilities	49,876.6	8,699.4	(33.0)	58,543.0
Equity attributable to Liberty Global shareholders	7,330.5	3,699.7	—	11,030.2
Noncontrolling interests	(440.0)	1,412.1	—	972.1
Total equity	6,890.5	5,111.8	—	12,002.3
Total liabilities and equity	$56,767.1	$13,811.2	$(33.0)	$70,545.3

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,076.6	$552.6	$—	$1,629.2
Trade receivables, net	1,374.9	531.6	—	1,906.5
Derivative instruments	405.5	7.2	—	412.7
Prepaid expenses	122.8	86.6	—	209.4
Receivable from the VodafoneZiggo JV	2,346.6	—	—	2,346.6
Other current assets	237.6	335.7	(25.9)	547.4
Total current assets	5,564.0	1,513.7	(25.9)	7,051.8
Investments	6,388.7	95.0	—	6,483.7
Property and equipment, net	17,249.3	3,860.9	—	21,110.2
Goodwill	17,063.7	6,302.6	—	23,366.3
Intangible assets subject to amortization, net	2,423.2	1,234.5	—	3,657.7
Other assets, net	5,829.0	1,185.4	—	7,014.4
Total assets	$54,517.9	$14,192.1	$(25.9)	$68,684.1

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$954.5	$219.4	$(5.7)	$1,168.2
Deferred revenue and advance payments from subscribers and others	1,059.0	181.1	—	1,240.1
Current portion of debt and capital lease obligations	2,624.3	150.8	—	2,775.1
Accrued capital expenditures	677.8	87.6	—	765.4
Accrued interest	555.8	115.6	—	671.4
Accrued income taxes	431.8	26.1	—	457.9
Other accrued and current liabilities	2,094.1	570.8	(20.2)	2,644.7
Total current liabilities	8,397.3	1,351.4	(25.9)	9,722.8
Long-term debt and capital lease obligations	34,886.5	5,897.1	—	40,783.6
Other long-term liabilities	2,235.5	1,210.2	—	3,445.7
Total liabilities	45,519.3	8,458.7	(25.9)	53,952.1
Equity attributable to Liberty Global shareholders	9,508.7	4,252.6	—	13,761.3
Noncontrolling interests	(510.1)	1,480.8	—	970.7
Total equity	8,998.6	5,733.4	—	14,732.0
Total liabilities and equity	$54,517.9	$14,192.1	$(25.9)	$68,684.1

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$3,878.5	$908.1	$(1.2)	$4,785.4
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below) (note 3):
Programming and other direct costs of services	894.1	213.5	(1.2)	1,106.4
Other operating	579.0	170.1	—	749.1
SG&A	592.9	168.4	—	761.3
Inter-group fees and allocations	(3.0)	3.0	—	—
Depreciation and amortization	1,216.5	199.7	—	1,416.2
Impairment, restructuring and other operating items, net	61.7	354.9	—	416.6
	3,341.2	1,109.6	(1.2)	4,449.6
Operating income (loss)	537.3	(201.5)	—	335.8
Non-operating income (expense):
Interest expense	(482.8)	(99.3)	—	(582.1)
Realized and unrealized losses on derivative instruments, net	(287.3)	(78.6)	—	(365.9)
Foreign currency transaction gains (losses), net	(74.0)	43.5	—	(30.5)
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	38.8	—	—	38.8
Losses on debt modification and extinguishment, net	(59.9)	(25.8)	—	(85.7)
Share of earnings (losses) of affiliates, net	(26.8)	0.6	—	(26.2)
Other income (expense), net	5.0	(0.4)	—	4.6
	(887.0)	(160.0)	—	(1,047.0)
Loss before income taxes	(349.7)	(361.5)	—	(711.2)
Income tax benefit (expense) (note 2)	(85.7)	17.9	—	(67.8)
Net loss	(435.4)	(343.6)	—	(779.0)
Net loss (earnings) attributable to noncontrolling interests	(25.0)	12.4	—	(12.6)
Net loss attributable to Liberty Global shareholders	$(460.4)	$(331.2)	$—	$(791.6)

Net loss	$(435.4)	$(343.6)	$—	$(779.0)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	572.3	(23.7)	—	548.6
Pension-related adjustments and other	(0.3)	(7.6)	—	(7.9)
Other comprehensive earnings (loss)	572.0	(31.3)	—	540.7
Comprehensive earnings (loss)	136.6	(374.9)	—	(238.3)
Comprehensive loss (earnings) attributable to noncontrolling interests	(25.0)	12.4	—	(12.6)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$111.6	$(362.5)	$—	$(250.9)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Three months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,313.1	$894.1	$—	$5,207.2
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below) (note 3):
Programming and other direct costs of services	965.5	213.2	—	1,178.7
Other operating	617.9	161.0	—	778.9
SG&A	726.8	171.0	—	897.8
Inter-group fees and allocations	(2.2)	2.2	—	—
Depreciation and amortization	1,216.2	200.7	—	1,416.9
Impairment, restructuring and other operating items, net	25.0	7.2	—	32.2
	3,549.2	755.3	—	4,304.5
Operating income	763.9	138.8	—	902.7
Non-operating income (expense):
Interest expense	(569.3)	(95.3)	0.2	(664.4)
Realized and unrealized losses on derivative instruments, net	(382.6)	(53.8)	—	(436.4)
Foreign currency transaction gains, net	85.6	6.7	—	92.3
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	73.8	—	—	73.8
Losses on debt modification and extinguishment, net	(64.8)	—	—	(64.8)
Share of losses of affiliates, net	(16.0)	(0.1)	—	(16.1)
Other income, net	9.5	8.0	(0.2)	17.3
	(863.8)	(134.5)	—	(998.3)
Earnings (loss) before income taxes	(99.9)	4.3	—	(95.6)
Income tax expense (note 2)	(36.9)	(72.6)	—	(109.5)
Net loss	(136.8)	(68.3)	—	(205.1)
Net earnings attributable to noncontrolling interests	(30.9)	(13.5)	—	(44.4)
Net loss attributable to Liberty Global shareholders	$(167.7)	$(81.8)	$—	$(249.5)

Net loss	$(136.8)	$(68.3)	$—	$(205.1)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments	(157.5)	(20.2)	—	(177.7)
Pension-related adjustments and other	(1.7)	(34.2)	—	(35.9)
Other comprehensive loss	(159.2)	(54.4)	—	(213.6)
Comprehensive loss	(296.0)	(122.7)	—	(418.7)
Comprehensive earnings attributable to noncontrolling interests	(31.1)	(13.5)	—	(44.6)
Comprehensive loss attributable to Liberty Global shareholders	$(327.1)	$(136.2)	$—	$(463.3)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$11,061.2	$2,739.9	$(1.2)	$13,799.9
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below) (note 3):
Programming and other direct costs of services	2,516.0	659.9	(1.2)	3,174.7
Other operating	1,643.9	491.2	—	2,135.1
SG&A	1,837.6	519.4	—	2,357.0
Inter-group fees and allocations	(9.0)	9.0	—	—
Depreciation and amortization	3,523.3	586.5	—	4,109.8
Impairment, restructuring and other operating items, net	97.7	378.7	—	476.4
	9,609.5	2,644.7	(1.2)	12,253.0
Operating income	1,451.7	95.2	—	1,546.9
Non-operating income (expense):
Interest expense	(1,401.2)	(289.8)	—	(1,691.0)
Realized and unrealized losses on derivative instruments, net	(1,034.4)	(115.1)	—	(1,149.5)
Foreign currency transaction gains, net	139.4	41.2	—	180.6
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(6.2)	—	—	(6.2)
Losses on debt modification and extinguishment, net	(167.0)	(53.6)	—	(220.6)
Share of earnings (losses) of affiliates, net	(46.1)	2.8	—	(43.3)
Other income (expense), net	28.9	(0.1)	—	28.8
	(2,486.6)	(414.6)	—	(2,901.2)
Loss before income taxes	(1,034.9)	(319.4)	—	(1,354.3)
Income tax expense (note 2)	(287.0)	(57.3)	—	(344.3)
Net loss	(1,321.9)	(376.7)	—	(1,698.6)
Net earnings attributable to noncontrolling interests	(68.0)	(19.5)	—	(87.5)
Net loss attributable to Liberty Global shareholders	$(1,389.9)	$(396.2)	$—	$(1,786.1)

Net loss	$(1,321.9)	$(376.7)	$—	$(1,698.6)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	1,737.2	(77.7)	—	1,659.5
Pension-related adjustments and other	(2.6)	(5.8)	—	(8.4)
Other comprehensive earnings (loss)	1,734.6	(83.5)	—	1,651.1
Comprehensive earnings (loss)	412.7	(460.2)	—	(47.5)
Comprehensive earnings attributable to noncontrolling interests	(68.2)	(18.9)	—	(87.1)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$344.5	$(479.1)	$—	$(134.6)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$13,068.4	$1,800.9	$—	$14,869.3
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below) (note 3):
Programming and other direct costs of services	2,970.5	446.3	—	3,416.8
Other operating	1,894.3	313.4	—	2,207.7
SG&A	2,271.1	344.3	—	2,615.4
Inter-group fees and allocations	(6.4)	6.4	—	—
Depreciation and amortization	4,026.3	379.1	—	4,405.4
Impairment, restructuring and other operating items, net	113.4	133.5	—	246.9
	11,269.2	1,623.0	—	12,892.2
Operating income	1,799.2	177.9	—	1,977.1
Non-operating income (expense):
Interest expense	(1,715.3)	(225.8)	0.3	(1,940.8)
Realized and unrealized gains (losses) on derivative instruments, net	350.8	(243.9)	—	106.9
Foreign currency transaction gains, net	1.5	131.7	—	133.2
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(570.8)	—	—	(570.8)
Gains (losses) on debt modification and extinguishment, net	(90.2)	1.5	—	(88.7)
Share of losses of affiliates, net	(70.4)	(0.8)	—	(71.2)
Other income, net	93.9	8.6	(0.3)	102.2
	(2,000.5)	(328.7)	—	(2,329.2)
Loss before income taxes	(201.3)	(150.8)	—	(352.1)
Income tax expense (note 2)	(45.5)	(71.1)	—	(116.6)
Net loss	(246.8)	(221.9)	—	(468.7)
Net earnings attributable to noncontrolling interests	(27.6)	(20.9)	—	(48.5)
Allocation of inter-group loss (note 4)	(19.7)	19.7	—	—
Net loss attributable to Liberty Global shareholders	$(294.1)	$(223.1)	$—	$(517.2)

Net loss	$(246.8)	$(221.9)	$—	$(468.7)
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments	(1,114.4)	(57.5)	—	(1,171.9)
Pension-related adjustments and other	(2.9)	(38.2)	—	(41.1)
Other comprehensive loss	(1,117.3)	(95.7)	—	(1,213.0)
Comprehensive loss	(1,364.1)	(317.6)	—	(1,681.7)
Comprehensive earnings attributable to noncontrolling interests	(27.2)	(20.9)	—	(48.1)
Comprehensive loss attributable to Liberty Global shareholders	$(1,391.3)	$(338.5)	$—	$(1,729.8)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(1,321.9)	$(376.7)	$—	$(1,698.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	110.0	11.9	—	121.9
Inter-group fees and allocations	(9.0)	9.0	—	—
Depreciation and amortization	3,523.3	586.5	—	4,109.8
Impairment, restructuring and other operating items, net	97.7	378.7	—	476.4
Amortization of deferred financing costs and non-cash interest	51.7	(12.1)	—	39.6
Realized and unrealized losses on derivative instruments, net	1,034.4	115.1	—	1,149.5
Foreign currency transaction gains, net	(139.4)	(41.2)	—	(180.6)
Realized and unrealized losses due to changes in fair values of certain investments and debt	6.2	—	—	6.2
Losses on debt modification and extinguishment, net	167.0	53.6	—	220.6
Share of losses (earnings) of affiliates, net	46.1	(2.8)	—	43.3
Deferred income tax benefits	(18.1)	(109.7)	—	(127.8)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(96.0)	(219.2)	—	(315.2)
Dividends from affiliates and others	188.0	—	—	188.0
Net cash provided by operating activities	3,640.0	393.1	—	4,033.1

Cash flows from investing activities:
Capital expenditures	(1,377.4)	(447.5)	—	(1,824.9)
Distributions received from affiliates	1,569.4	—	—	1,569.4
Equalization payment related to the VodafoneZiggo JV Transaction	845.3	—	—	845.3
Cash paid in connection with acquisitions, net of cash acquired	(445.4)	(1.3)	—	(446.7)
Investments in and loans to affiliates and others	(92.9)	—	—	(92.9)
Sale of investments	3.2	0.8	—	4.0
Other investing activities, net	4.8	(5.8)	(0.4)	(1.4)
Net cash provided (used) by investing activities	$507.0	$(453.8)	$(0.4)	$52.8

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$6,559.2	$1,674.0	$—	$8,233.2
Repayments and repurchases of debt and capital lease obligations	(6,475.2)	(1,403.5)	—	(7,878.7)
Repurchase of Liberty Global ordinary shares	(2,603.7)	(54.3)	—	(2,658.0)
Change in cash collateral	(674.2)	(11.1)	—	(685.3)
Payment of financing costs and debt premiums	(193.4)	(104.2)	—	(297.6)
VAT paid on behalf of the VodafoneZiggo JV	(162.6)	—	—	(162.6)
Net cash paid related to derivative instruments	(104.3)	—	—	(104.3)
Distributions by subsidiaries to noncontrolling interest owners	(12.9)	(33.3)	—	(46.2)
Other financing activities, net	(72.4)	(30.8)	0.4	(102.8)
Net cash provided (used) by financing activities	(3,739.5)	36.8	0.4	(3,702.3)

Effect of exchange rate changes on cash	95.0	2.3	—	97.3

Net increase (decrease) in cash and cash equivalents	502.5	(21.6)	—	480.9
Cash and cash equivalents:
Beginning of period	1,076.6	552.6	—	1,629.2
End of period	$1,579.1	$531.0	$—	$2,110.1

Cash paid for interest	$1,573.5	$353.0	$—	$1,926.5
Net cash paid for taxes	$258.3	$86.4	$—	$344.7

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(246.8)	$(221.9)	$—	$(468.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	195.7	10.7	—	206.4
Inter-group fees and allocations	(6.4)	6.4	—	—
Depreciation and amortization	4,026.3	379.1	—	4,405.4
Impairment, restructuring and other operating items, net	113.4	133.5	—	246.9
Amortization of deferred financing costs and non-cash interest	58.4	(3.8)	—	54.6
Realized and unrealized losses (gains) on derivative instruments, net	(350.8)	243.9	—	(106.9)
Foreign currency transaction gains, net	(1.5)	(131.7)	—	(133.2)
Realized and unrealized losses due to changes in fair values of certain investments, net	570.8	—	—	570.8
Losses (gains) on debt modification and extinguishment, net	90.2	(1.5)	—	88.7
Share of losses of affiliates, net	70.4	0.8	—	71.2
Deferred income tax benefits	(217.4)	(3.9)	—	(221.3)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(498.8)	(184.1)	—	(682.9)
Dividends from affiliates and others	14.5	—	—	14.5
Net cash provided by operating activities	3,818.0	227.5	—	4,045.5

Cash flows from investing activities:
Capital expenditures	(1,602.5)	(342.5)	—	(1,945.0)
Cash received (paid) in connection with acquisitions, net of cash acquired	(1,344.4)	17.0	—	(1,327.4)
Sale of investments	119.4	18.4	—	137.8
Investments in and loans to affiliates and others	(89.6)	(0.7)	—	(90.3)
Inter-group receipts (payments), net	2.1	(6.8)	4.7	—
Other investing activities, net	81.7	6.6	—	88.3
Net cash used by investing activities	$(2,833.3)	$(308.0)	$4.7	$(3,136.6)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$6,486.0	$1,147.1	$—	$7,633.1
Repayments and repurchases of debt and capital lease obligations	(6,080.2)	(800.6)	—	(6,880.8)
Repurchase of Liberty Global ordinary shares	(1,504.3)	—	—	(1,504.3)
Payment of financing costs and debt premiums	(120.6)	(28.3)	—	(148.9)
Change in cash collateral	117.7	—	—	117.7
Net cash paid related to derivative instruments	(39.5)	—	—	(39.5)
Distributions by subsidiaries to noncontrolling interest owners	(13.0)	(55.6)	—	(68.6)
Inter-group receipts (payments), net	6.8	(2.1)	(4.7)	—
Other financing activities, net	(71.7)	9.3	—	(62.4)
Net cash provided (used) by financing activities	(1,218.8)	269.8	(4.7)	(953.7)

Effect of exchange rate changes on cash	32.6	7.2	—	39.8

Net increase (decrease) in cash and cash equivalents	(201.5)	196.5	—	(5.0)
Cash and cash equivalents:
Beginning of period	707.6	274.5	—	982.1
End of period	$506.1	$471.0	$—	$977.1

Cash paid for interest	$1,899.0	$271.6	$—	$2,170.6
Net cash paid for taxes	$221.8	$108.4	$—	$330.2

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
September 30, 2017
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) LGE Coral and its subsidiaries, which include C&W, (ii) VTR Finance and its subsidiaries, which include VTR, (iii) Lila Chile Holding, which is the parent entity of VTR Finance and (iv) LiLAC Communications and its subsidiaries, which include Liberty Puerto Rico. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, Telenet, UPC Holding, our 50% interest in the VodafoneZiggo JV (from December 31, 2016), Ziggo Group Holding (up to December 31, 2016), our corporate entities (excluding LiLAC Communications) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

(2)	Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity), the U.K. (the U.K. Tax Group) and the U.S. (the U.S. Tax Group). Different members of the Liberty Global Group file combined tax returns for the Dutch Fiscal Unity and U.K. tax returns, where sharing of certain tax attributes is permitted, and consolidated tax returns for the U.S. Tax Group. Certain entities included in the Dutch Fiscal Unity, the U.K. Tax Group and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record inter-group tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity, the U.K. Tax Group or the U.S. Tax Group. Prior to July 1, 2015, the inter-group tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, inter-group tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments to equity. Following the adoption of the tax sharing policy described below, certain inter-group tax allocations are expected to be cash settled.
Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of a portion of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the relative tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. In addition, the allocation of any taxes and losses resulting from the ultimate tax treatment of Liberty Global tax attributes related to the distribution of the LiLAC Shares are allocated in proportion to each group’s respective number of “liquidation units.” Pursuant to the terms of our articles of association, the liquidation units for each Liberty Global Share and each LiLAC Share are 1 and 0.94893, respectively. For periods beginning on and after July 1, 2015, we will record non-interest bearing inter-group payables and receivables in connection with the allocation of tax attributes to the extent that tax assets are utilized or taxable income is included in the return for the applicable tax year. These inter-group payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return. Changes to previously filed tax returns will be reflected in the inter-group payables and receivables, and any prior settlement of payables and receivables will be adjusted to reflect amended tax filings.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2017
(unaudited)

Liberty Global Group
Income tax expense attributable to our loss before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions

Computed “expected” tax benefit (a)	$67.3	$19.9	$199.2	$40.2
Change in valuation allowances	(83.4)	(21.2)	(244.1)	(242.6)
Non-deductible or non-taxable foreign currency exchange results	(70.5)	32.1	(198.7)	153.7
Non-deductible or non-taxable interest and other expenses	(11.0)	(19.7)	(63.2)	(39.2)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(30.2)	(0.7)	(57.3)	(57.6)
International rate differences (b)	19.5	29.2	51.9	87.4
Tax benefit associated with technology innovation	4.1	3.1	7.9	11.3
Enacted tax law change	0.8	(137.0)	6.5	(140.9)
Recognition of previously unrecognized tax benefits	4.9	15.3	4.9	32.4
Tax effect of intercompany financing	4.5	38.6	4.5	114.8
Other, net	8.3	3.5	1.4	(5.0)
Total income tax expense	$(85.7)	$(36.9)	$(287.0)	$(45.5)
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 19.25% for 2017 and 20.0% for 2016. The 2017 statutory rate represents the blended rate that will be in effect for the year ended December 31, 2017 based on the 20.0% statutory rate that was in effect for the first quarter of 2017 and the 19.0% rate that will be in effect for the remainder of 2017.

(b)	Amounts reflect adjustments to the “expected” tax benefit (expense) for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2017
(unaudited)

LiLAC Group
Income tax benefit (expense) attributable to our earnings (loss) before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following:

	LiLAC Group
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions

Computed “expected” tax benefit (expense) (a)	$69.6	$(0.8)	$61.5	$30.2
Goodwill impairment	(43.5)	—	(43.5)	—
Non-deductible or non-taxable foreign currency exchange results	2.7	(2.4)	(39.4)	(4.2)
Non-deductible or non-taxable interest and other expenses	(2.6)	(50.5)	(25.6)	(54.3)
Enacted tax law and rate change	1.1	1.5	11.8	0.3
Tax effect of intercompany financing	(3.6)	2.0	(10.0)	10.9
Recognition of previously unrecognized tax benefits	—	(0.8)	8.9	—
International rate differences (b)	(8.8)	(3.6)	(8.8)	(7.8)
Foreign taxes	1.5	(11.7)	(6.3)	(19.3)
Price level restatement	4.0	1.2	5.6	4.6
Change in valuation allowances	8.6	1.4	(3.0)	1.6
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(1.6)	4.1	0.1	(17.3)
Impact of merger on tax attributes	—	(7.4)	—	(10.8)
Other, net	(9.5)	(5.6)	(8.6)	(5.0)
Total income tax benefit (expense)	$17.9	$(72.6)	$(57.3)	$(71.1)
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 19.25% for 2017 and 20.0% for 2016. The 2017 statutory rate represents the blended rate that will be in effect for the year ended December 31, 2017 based on the 20.0% statutory rate that was in effect for the first quarter of 2017 and the 19.0% statutory rate that will be in effect for the remainder of 2017.

(b)	Amounts reflect adjustments to the “expected” tax benefit (expense) for statutory rates in jurisdictions in which we operate outside of the U.K.

(3)	Allocated Expenses
We allocate a portion of the Liberty Global Group’s corporate functions, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated costs, which are cash settled and are periodically re-evaluated, are presented as inter-group fees and allocations in the attributed statements of operations information. From July 1, 2015 through December 31, 2016, the annual amount allocated was $8.5 million. Effective January 1, 2017, the annual allocation was increased to $12.0 million.
The share-based compensation expense reflected in the accompanying attributed statements of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
The income tax expense of the Liberty Global Group includes inter-group tax benefit (expense) of (i) $10.8 million and ($1.9 million) during the three months ended September 30, 2017 and 2016, respectively, and (ii) $6.9 million and ($5.0 million) during the nine months ended September 30, 2017 and 2016, respectively. The income tax benefit (expense) of the LiLAC Group includes inter-group tax benefit (expense) of (a) ($10.8 million) and $1.9 million during the three months ended September 30, 2017 and 2016, respectively, and (b) ($6.9 million) and $5.0 million during the nine months ended September 30, 2017 and 2016, respectively. For additional information concerning our inter-group tax allocations, see note 2 to this attributed financial information.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2017
(unaudited)

While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

(4)	Inter-group Transactions
Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V., an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). During the fourth quarter of 2016, the outstanding principal and interest on the Lila Chile Note was cash settled. The Lila Chile Note bore interest at 5.90% per annum. The net increase in the Lila Chile Note during the nine months ended September 30, 2016 includes (i) cash loans of $6.8 million and (ii) the transfer of $0.4 million in non-cash accrued interest to the principal balance.

(5)    Commitments

Commitments

In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to network and connectivity commitments, programming contracts, purchases of customer premises and other equipment and services, non-cancellable operating leases and other items. The following table sets forth the U.S. dollar equivalents of such commitments as of September 30, 2017:

	Payments due during:
	Remainder of 2017
		2018	2019	2020	2021	2022	Thereafter	Total
	in millions

Liberty Global Group:
Network and connectivity commitments	$438.5	$449.6	$325.8	$267.2	$251.4	$63.1	$903.3	$2,698.9
Programming commitments	285.6	996.4	609.3	276.1	95.1	48.1	63.5	2,374.1
Purchase commitments	633.8	331.3	258.2	193.4	82.7	23.1	58.6	1,581.1
Operating leases	29.7	103.0	89.7	72.8	58.6	48.3	198.7	600.8
Other commitments	9.1	29.1	14.4	9.3	8.3	8.3	7.8	86.3
Total (a)	$1,396.7	$1,909.4	$1,297.4	$818.8	$496.1	$190.9	$1,231.9	$7,341.2

LiLAC Group:
Network and connectivity commitments	$39.7	$66.9	$52.7	$18.0	$14.7	$11.6	$21.4	$225.0
Programming commitments	47.0	137.9	38.4	6.0	1.8	0.6	—	231.7
Purchase commitments	88.1	36.6	25.2	4.6	2.8	2.7	5.7	165.7
Operating leases	11.7	27.1	18.7	14.4	11.4	9.6	17.6	110.5
Other commitments	6.2	1.5	0.3	—	—	—	—	8.0
Total (a)	$192.7	$270.0	$135.3	$43.0	$30.7	$24.5	$44.7	$740.9
_______________

(a)	The commitments included in this table do not reflect any liabilities that are included in our September 30, 2017 attributed balance sheet information.